SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

CODESMART HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	333-180653	45-4523372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Seventh Avenue, 7th Floor
New York, NY 10001
(Address of Principal Executive Offices)

646-248-8550
(Registrant’s telephone number)

 (former name or former address, if changed since last report)
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

Seaside Private Placement

On December 9, 2013, CodeSmart Holdings, Inc. (the “Company”) consummated an initial closing of a private placement of its common stock, par value $.0001 (“Common Stock”), selling 240,500 shares for gross proceeds of $116,161.50 at $0.483 per share to Seaside 88, LP (“Seaside”) pursuant to a Securities Purchase Agreement, dated December 9, 2013 (the “Seaside SPA”).  The Seaside SPA provides the Company with the ability to effect additional monthly closings until the earlier of December 9, 2014 and such time as an aggregate 3,000,000 shares of Common Stock (the “Cap”) have been purchased.   For each closing, the per share purchase price for the Common Stock is an amount equal to the average of the high and low trading prices (measured in hundredths of cents) of the Common Stock on OTCQB during normal trading hours for the five consecutive business days immediately prior to a closing date, multiplied by 0.50.  The per share purchase price is subject to a floor of $0.40 and if such floor is not met with respect to any particular closing, such closing will not occur.  The failure to hold a closing as a result of not meeting the floor will not impact any subsequent closing.

For each closing, the number of shares of Common Stock to be purchased by Seaside is equal to 10% of the total number of shares of Common Stock traded during normal trading hours during the 20 business days immediately preceding such closing. In no event will Seaside purchase shares in excess of the Cap, or if such purchase will cause Seaside’s beneficial ownership of shares to exceed 9.9% of the Company’s outstanding shares of Common Stock immediately subsequent to a closing.

The Investor agreed that neither it, nor any person acting on its behalf or pursuant to any understanding with it, will execute any purchases or sales, including short sales, of any of our securities during the period commencing with the execution of the Seaside SPA and ending upon the earlier of the date of termination of the Seaside SPA or the date of the final subsequent closing under the Seaside SPA.

The Company granted to Seaside a piggy back registration right with regard to the shares issued in the financing, subject to certain conditions, and have agreed to pay the fees of counsel to Seaside.  The Agreement contains representations and warranties of the Company and Seaside, certain indemnification provisions, and customary conditions to each closing.

The Company may terminate the Agreement upon prior written notice to Seaside at any time.

The foregoing description of the terms of the Seaside SPA is qualified in its entirety by reference to the provisions of the Securities Purchase Agreement, dated December 9, 2013, which is included as Exhibit 10.1 of this Current Report and is incorporated by reference herein.

Redwood Private Placement

On December 13, 2013, the Company executed a Securities Purchase Agreement, dated December 13, 2013 (the “Redwood SPA”) for the sale of its 10% Senior Secured Convertible Debenture (the “Debenture”) for gross proceeds of $175,000 to Redwood Fund III LTD (“Redwood”).  The sale of the Debenture to Redwood will be funded and closed on December 16, 2013. Redwood commits that it or its affiliate will consummate the second closing an aggregate investment amount of $175,000 under the Redwood SPA on or prior to December 27, 2013. The Debenture has 10% original issue discount, accrues interest at the annual rate of 10% and will be due on the six-month anniversary (“Maturity Date”). Redwood has the right to convert the Debenture on the Maturity Date at the lower of (i) $1 or (ii) 75% of the lowest trading price of Common Stock quoted by Bloomberg L.P. during the 10 trading days prior to Maturity Date. The Company also granted Redwood a first priority security interest in all of its assets to secure the repayment of the Debenture under a Security Agreement and a Stock Pledge Agreement that were executed in connection with the Redwood SPA.

The foregoing description of the terms of the Redwood SPA and the Debenture is qualified in its entirety by reference to the provisions of the Securities Purchase Agreement, dated December 13, 2013 and the Debenture which are included as Exhibit 10.2 and Exhibit 4.1 to this Current Report and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The above referenced issuances of the Company’s Common Stock in the Seaside Private Placement and the Redwood Private Placement were not registered under the Securities Act of 1933, as amended (the “1933 Act”), and we relied on exemption from registration provided by Rule 506(b) of Regulation D promulgated under the 1933 Act for such issuances.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2013, the Board of Directors of the Company adopted CodeSmart Holdings, Inc. 2013 Stock Incentive Plan (the “Plan”) to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer certain eligible employees, consultants and non-employee directors cash and stock-based incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders.

The aggregate number of shares of our common stock that may be issued under the Plan is 3,100,000 shares, which may be increased at the end of each fiscal year of the Company in the same proportion as the issued and outstanding stock of the Company during such fiscal year subject to a maximum of 15%. Currently, no equity compensation has been granted under the Plan.

The foregoing description of the Plan is qualified in its entirety by reference to the actual terms of the Plan, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

Exhibit Number	Description

4.1	Form of 10% Senior Secured Convertible Debenture of the Company.

10.1	Securities Purchase Agreement, dated December 9, 2013, by and between the Company and Seaside.

10.2	Securities Purchase Agreement, dated December 13, 2013, by and between the Company and Redwood.

10.3	CodeSmart Holdings, Inc. 2013 Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CodeSmart Holdings, Inc.

Date: December 13, 2013	By:	/s/ Ira Shapiro
Name: Ira Shapiro
Title: Chief Executive Officer